Exhibit 99.2

                                    AGREEMENT

                            Dated September 29, 2004
                            ------------------------

     The parties to this agreement are Level 8 Systems, Inc. (the "Company") and Liraz Systems Ltd. ("Liraz").

     Pursuant to a guaranty agreement between Liraz and Bank Hapoalim B.M. (the "Bank"), Liraz has guaranteed certain obligations of the Company under the Company's promissory note (the "Note") dated September 28, 2001, in favor of the Bank, which is due and payable on or about November 15, 2004 (the "Guaranty"). The outstanding principal amount of the Note is $1,971,000.

     Prior to or simultaneously with the execution and delivery of this agreement, the Company has issued and sold or is issuing and selling secured promissory notes in the form of exhibit A (the "New Securities"), which are subject to an intellectual property security agreement in the form of exhibit B (exhibits A and B, collectively, the "New Securities Agreements")).

     The parties wish to enter into an agreement with respect to, among other things, (a) the contemplated extension of the maturity of the Note, by amendment, renewal, replacement, or otherwise, from November 15, 2004 to November 15, 2005, and the related extension of the Guaranty, (b) the waiver of the Company's obligation to apply to the repayment of the Note 10% of the net proceeds from the sale of securities pursuant to the securities purchase agreement dated October 15, 2003 among the Company and the Purchasers named therein (the "October 2003 SPA") and the sale of the New Securities, and (c) the release of certain claims against Liraz and its affiliates by the Company and its subsidiaries and controlled affiliates.

     The parties acknowledge and agree that nothing in this agreement shall constitute a waiver by Liraz of the Company's obligations under section 2 of the reimbursement and subrogation agreement dated October 1, 2001 between the Company and Liraz with respect to the issuance and sale of the New Securities or otherwise.

      Accordingly, the parties agree as follows:

      1.    Extension of Maturity; Issuance and Registration of Shares.

          (a) The Company and Liraz shall cooperate with each other with a view to causing the Bank, as promptly as practicable, to extend the maturity of the Note from November 15, 2004 to November 15, 2005. In that connection, Liraz shall take such action, and execute and deliver to the Bank such documents, as the Bank may reasonably require to insure that the Guaranty remain in effect through November 15, 2005. As long as Liraz has any liability or obligation to the Bank under the Guaranty, and, except for the extension of the maturity of the Note contemplated by this section, the Company shall not, directly or indirectly, modify, amend,


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or otherwise change the terms of the Note or the Company's or its  subsidiaries'
liabilities or obligations to the Bank, without the prior written consent of Liraz.

          (b) As promptly as practicable after the execution and delivery by the parties of the documents necessary to extend the maturity of the Note and cause the Guaranty to remain in effect through November 15, 2005 (but in no event later than the earlier of November 15, 2004 and execution and delivery of all such documents), the Company shall issue to Liraz 3,942,000 fully paid and nonassessable shares of the Company's common stock, free and clear of any adverse claim (the date on which the Company is required to issue such shares to Liraz, the "Guaranty Extension Date").

      2.    Repayment Obligations

          (a) The Company  hereby  acknowledges  and confirms   to  Liraz   that
(i) it is required to prepay the indebtedness under the Note immediately upon the consummation of a financing by it or any of its direct or indirect subsidiaries, to the extent of 10% of any net proceeds of any such financing in accordance with exhibit 6.1.1 of the asset purchase agreement dated August 8, 2001 between the Company and BluePhoenix Solutions Ltd. ("BluePhoenix") (the "APA"), (ii) it shall not, and it shall not permit any of its direct or indirect subsidiaries to, consummate any such financing, if the related prepayment of the indebtedness under the Note in accordance with the immediately preceding sentence does not occur simultaneously with the consummation of the financing. Notwithstanding the foregoing acknowledgment and confirmation, Liraz hereby waives such obligation to prepay the indebtedness under the Note as a consequence of the issuances of securities pursuant to the October 2003 SPA and the sale of the New Securities. Nothing in the immediately preceding sentence shall be deemed to constitute a waiver of any obligation referred to in the first sentence of this section 2, except to the limited extent specifically set forth in the immediately preceding sentence.

          (b) As soon as practicable, but in no event later than the Guaranty Extension Date, the Company shall issue to Liraz a number of fully paid and nonassessable shares of the Company's common stock, free and clear of any adverse claim, equal to twice the number of dollars of aggregate principal amount of New Securities issued on or before the Guaranty Extension Date.


     3. Registration. The Company shall cause all shares required to be issued pursuant to sections 1 and 2 to be registered under a registration statement on Form S-1 to be filed with the Securities and Exchange Commission as promptly as practicable, but in no event later than December 31, 2004, and shall use its best efforts to cause such registration statement to become effective as soon as practicable, and to remain effective and current, until (a) all the certificates evidencing the unsold shares covered by the registration statement cease to bear any restrictive legends, (b) no such shares are subject to any stop transfer orders, and (c) all the unsold shares covered by the registration statement may be sold publicly without registration under the Securities Act of 1933 (without limitation as to volume in any period) (such date, the "Termination Date"). If, on any day after February 15, 2005 and prior to the Termination Date, such registration statement is not effective and current, the Company shall pay Liraz, upon

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


demand, an amount equal to $250 for each such day. Liraz's entitlement in the preceding sentence is in addition to, and not in lieu of, any remedy otherwise available to Liraz for breach of any provision of this agreement. Except as otherwise provided in this section 3, the provisions of the registration rights agreement among the Company and the Purchasers named therein dated October 15, 2003 shall be applicable to the shares issued pursuant to sections 1 and 2, mutatis mutandis.

     4. Release. The Company, on its own behalf and on behalf of each of its subsidiaries and controlled affiliates, hereby releases, acquits, and forever discharges Liraz and its affiliates, agents, representatives, officers, directors, and employees, whether in their individual or representative capacities, and their successors and assigns from, and acknowledge the full accord and satisfaction of, any and all claims, accounts, debts, obligations, demands, damages, actions, or suits of whatever nature, whether in contract, tort, or otherwise, now accrued or hereafter accruing, known or unknown, arising out of any and all transactions and occurrences up to and including the execution and delivery of this agreement; provided, however, that this release shall not release Liraz or any of its affiliates from any obligations not in default immediately before the execution and delivery of this agreement and required to be performed by any of them on or after the date of this agreement pursuant to the APA, the bill of sale and assignment and assumption agreement dated October 1, 2001 among the Company, Level 8 Technologies, Inc. and BluePhoenix, the sublease dated October 1, 2001 between the Company and BluePhoenix, insofar as it relates to the premises in Cary, North Carolina, or this agreement.

     5. Representations and Agreements. The Company hereby represents and warrants to Liraz that (a) prior to or simultaneously with the execution and delivery of this agreement, the Company has issued and sold or is issuing and selling $782,526.89 aggregate principal amount of New Securities, and has received or simultaneously with the execution and delivery of this agreement is receiving aggregate cash proceeds from such sales equal to such aggregate principal amount, (b) the terms and provisions of each of the New Securities (including, without limitation, terms relating to maturity, acceleration, and security) are and shall be identical to the terms and provisions of each of the other New Securities, and (c) exhibits A and B are true and complete copies of the forms of the New Securities Agreements. The Company hereby agrees that (x) it will not issue or sell New Securities (including the New Securities issued or sold on or before the execution and delivery of this agreement) in an aggregate principal amount greater than $1,796,575.41, (y) the terms and provisions of any New Securities issued or sold hereafter shall be the same as those issued and sold on or before the execution and delivery of this agreement, and (z) the Company will not amend or modify any of the New Securities Agreements without the prior written consent of Liraz.

     6. Remedy. If the Company or any of its subsidiaries fails to perform any of its obligations under this agreement or any representation or warranty in section 6 is false or misleading in any respect on the date of this agreement, and Liraz gives the Company notice thereof, Liraz may, at its option, by notice given to the Company, terminate any or all of its obligations to perform further under this agreement, without any liability therefor.

      7.    Miscellaneous

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     (a) Further Assurances.  Each party shall,  without further  consideration, take such action and execute and deliver such documents as any other party reasonably requests to carry out this agreement.

     (b) Expenses. Each party shall bear its own expenses in connection with the negotiation and preparation of this agreement and all duties and obligations required to be performed by it under this agreement; provided, however, that, notwithstanding the foregoing, (i) the Company shall reimburse Liraz for its out-of-pocket legal expenses in connection with the enforcement of its rights under this agreement, and (ii) simultaneously with the execution and delivery of this agreement, the Company is reimbursing Liraz for its out-of-pocket legal expenses in connection with the negotiation and preparation of this agreement.

     (c) Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New York, without giving effect to its conflict of law principles.

     (d)  Headings.  The section  headings of this  agreement  are for reference
purposes  only,  and  are  to  be  given  no  effect  in  the   construction  or
interpretation of this agreement.

     (e) Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 7(e)):

                    (y)   if to the Company, to it at:

                          8000 Regency Parkway
                          Cary, North Carolina 27511
                          Attention:  Mr. John Broderick

                          With a copy to:

                          Brown Simpson partners I, Ltd.
                          c/o Lowenstein Sandler PC
                          65 Livington Avenue
                          Roseland, New Jersey 07068
                          Attention: Steven E. Siesser, Esq.

                     (z)  if to Liraz, to it at:

                          8 Maskit Street
                          P.O. Box 2062
                          Herzlia 46120
                          Israel

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                          Attention:   Chief Financial Officer

                          with a copy to:

                          Rabinowitz & Kerson LLP
                          161 Avenue of the Americas
                          New York, New York 10013
                          Attention:   Edward W. Kerson, Esq.

All such notices and communications shall be deemed received upon (v) actual receipt by the addressee, (vi) actual delivery to the appropriate address, or
(vii) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     (f) Separability. The invalidity of unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

     (g) Waiver. Any party may waive compliance by the others with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the waiving party.

     (h) Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (i) Arbitration. Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration to be held in the City of New York before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. As part of his award, the arbitrator shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of the parties' claims and defenses. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York courts for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served outside the state of New York by at least 10 days' written notice given in accordance with section 5(e). The arbitrator may grant injunctive or other relief.

     (j) Entire Agreement. This agreement is a complete statement of all the terms of

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the  arrangements  between the parties with respect to the matters provided for, supersedes all previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.


                                   LEVEL 8 SYSTEMS, INC.



                                   By:_____________________________



                                   LIRAZ SYSTEMS LTD.



                                   By:_____________________________



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